UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

a Delaware corporation

8200 Wilshire Blvd.  #200
Beverly Hills, CA  90211

I.R.S. Employer Identification No.: 56-2646829

2011 CONSULTANTS AND ADVISORS “STOCK-FOR-SERVICES” PLAN
for
WRITERS’ GROUP FILM CORP., a Delaware corporation
(Full title of the plan)

SAMUEL WIERDLOW, INC., 3422 Old Capitol Trail  #584, Wilmington, DE  19808 (302) 777-1642
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock shares	2,750,000	$0.008	$22,000	$2.55

Description of Securities.

We are registering 2,750,000 shares of Common Stock of Writers’ Group Film Corp., par value $0.00001, pursuant to the plan.

We are authorized to issue twenty billion (20,000,000,000) shares of common stock. We have one other class of stock, that being our Preferred Class of stock. Currently we have 400,090,750 shares of our common stock outstanding. We have no options or warrants outstanding.

Dividend Rights - Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of Writers’ Corp. legally available therefore.

Voting Rights - Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Shares of Common Stock do not have cumulative voting rights, which means that the holders of the majority of the share votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

Preemption Rights - Holders of our common stock have no preemptive or conversion rights or other rights to subscribe for or to purchase any stock, obligations or other securities of Writers’ Corp.

Liquidation Rights - In the case of liquidation, dissolution or winding up of Writers’ Group Film Corp., the holders of shares of our Common Stock will be entitled to share ratably in the net assets of Writers’ Corp. legally available for distribution to shareholders after payment of all our liabilities and any preferred stock then outstanding, although none is currently outstanding.

Other Material Rights - There are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of holders of our Common Stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future, although our Certificate of Incorporation does not currently authorize any preferred stock at all.

There are no provisions in our Certificate of Incorporation or bylaws which would delay, defer or prevent a change in control of the company.

Interest of Named Experts and Counsel.

Counsel providing us the legality opinion regarding the securities being registered is Lorin A. Rosen of LAR Law Group.

The independent registered accountants who have audited our financial statements are MaloneBailey, LLP. The accountants’ report is given upon their authority as experts in accounting and auditing.

Indemnification of Directors and Officers.

There are no charter provisions, bylaws, contracts or other arrangements that insures or indemnifies a controlling person, director or officer of Writers’ Corp. which affects his or her liability in their capacity as controlling person, director or officer.

However, Section 145 of the Delaware General Corporation law makes provision for the indemnification of officers and directors under certain circumstances from liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Section 145 of the Delaware General Corporation law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

-   for any breach of the director’s duty of loyalty to the corporation or its stockholders;
-   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
-   arising under Section 174 of the Delaware General Corporation law; or
-   for any transaction from which the director derived an improper personal benefit.

The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

Exhibits.

Index of Exhibits

Certificate of Incorporation	incorporated by reference*

Certificate of Amendment of Certificate of Incorporation (filed with Secretary of State of Delaware January 14, 2009)	incorporated by reference*

Certificate of Amendment of Certificate of Incorporation (filed with Secretary of State of Delaware February 18, 2010)	incorporated by reference**

Bylaws	incorporated by reference*

Instruments defining the rights of holders, incl. indentures	see bylaws exhibit
(incorporated by reference*)

Opinion re: legality	EX-5.1

Consent of Independent Registered Certified Public Accountants	EX-23.1

Consent of Counsel	see opinion exhibit (EX-5.1)

* Registration Statement on Form S-1 filed January 21, 2009, File No. 333-156832.
** Current Report on Form 8-K filed June 3, 2010, File No. 333-147959.

Undertakings.

We hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

•
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

•
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

We also undertake, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

We also undertake to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on September 12, 2011.

WRITERS’ GROUP FILM CORP.

By:	/s/ John Diaz
John Diaz,
President and Chairman,
Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

September 12, 2011	By:	/s/ Eric Mitchell
Eric Mitchell,
Treasurer and a Director
Principal Financial Officer